SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549

                                     FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): December 10, 1999

                            TREMONT ADVISERS, INC.
            (Name of small business issuer in its charter)

Delaware                            33-89966                  06-1210532
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission              (I.R.S. Employer
of incorporation or organization)   File Number)             Identification No.)

555 Theodore Fremd Avenue, Rye, New York              10580
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code: (914) 925-1140

ITEM 5.  OTHER EVENTS

     Tremont Advisers, Inc (the "Company"), TAL Global Asset Management Inc. ("TAL") and Robert J. Parnell signed a letter of intent dated December 10, 1999 (the "Letter of Intent") to enter into a Canadian joint venture to create TAL-Tremont (the "Venture"), a Canadian-based investment management company designed to provide, manage and distribute certain alternative investment services and products, including, among others, services and products relating to hedge funds, hedge fund investment strategies and managed futures. The Letter of Intent provides that the Company will initially own approximately 35% of the Venture. The parties have agreed to execute definitive transactional documents for the Venture by January 31, 2000, and the failure to do so by either the Company or TAL under certain circumstances may subject that party to a CAN$150,000 "break-up" fee.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     99.1 Filed herewith is the Company's press release dated December 13, 1999.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               TREMONT ADVISERS, INC.


Date:  December 23, 1999                       By:    /s/  Stephen T. Clayton
                                                   ----------------------------
                                                   Stephen T. Clayton
                                                   Chief Financial Officer
                                                   (Duly authorized Officer and
                                                   Principal Financial and
                                                   Accounting Officer)


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
                                  EXHIBIT 99.1



Press Release 99-7
FOR IMMEDIATE RELEASE

Contact:  Robert I. Schulman, President, Tremont Advisers, Inc. - 914-925-1140
   Robert Parnell, President, Tremont Investment Management, Inc. - 416-643-7155


TREMONT FORMS JOINT VENTURE WITH MAJOR CANADIAN FIRM
 TO MANAGE AND DISTRIBUTE HEDGE FUND INVESTMENTS

Alliance Joins Large Canadian Inst'l Money Manager With Leading Hedge Fund
Adviser

Rye, New York, December 13, 1999 - Tremont Advisers, Inc. (TMAVB) and TAL Global Asset Management today announced that they have signed a letter of intent to enter into a joint venture that will create TAL-Tremont, a Canadian-based alternative investment management company. This alliance will join Tremont, one of the largest alternative investment consultants globally, with Canada's largest, privately controlled institutional money manager.

TAL-Tremont plans to offer a comprehensive approach to alternative investment management. The firm will seek to integrate alternative investment strategies with traditional active and synthetic index investments.

"TAL-Tremont marks a major milestone for Canadian investors," said Robert Schulman, President of Tremont. "Interest in alternative investments has been growing rapidly in Canada and TAL-Tremont will focus on serving this growing market by customizing portfolios of alternative investments designed to meet specific risk and return objectives.

"This joint venture is an event that will significantly alter the investment management landscape," said Gordon Fyfe, President and Chief Operating Office of TAL International, a division of TAL Global Asset Management.

TAL-Tremont will tap TAL's strength as Canada's largest institutional money manager with expertise in active and passive strategies on behalf of clients in Canada, Asia and Europe. Tremont has extensive expertise in hedge fund research and the management of multi-strategy hedge fund portfolios. TAL manages $50 billion on behalf of institutional and high net worth investors. Tremont, through its subsidiaries, consults on more than $7 billion in hedge fund investments. The new company also will benefit from the global presence of its two founding companies. TAL maintains offices in Hong Kong and Geneva and has six offices in Canada. Tremont and its affiliates have offices in New York, London, Bermuda and Toronto.


                                       (more)

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
                                           -2-

Robert Parnell, President and Chief Operating Officer of Tremont Investment Management Inc, Tremont's Canadian subsidiary, will become President and Chief Operating Officer of TAL-Tremont.

"This alliance represents a very powerful combination of traditional and alternative investment management capabilities," said Parnell. "The research, investment management and distribution capabilities of TAL-Tremont will be without equal in the industry."

TAL Global Asset Management is a fully integrated firm that provides global asset management for institutional, private and mutual fund investors. With its head office in Montreal, TAL is active in all major financial markets, including those in North America, Europe and Asia. With more than $50 billion in assets under management, TAL is the largest privately controlled investment manager in Canada.

Tremont Advisers, Inc. is a diversified holding company that, through its subsidiaries, is primarily engaged in three core businesses: consulting, information, and investment products for the global alternative investment industry. Through its London-based information and market intelligence unit, TASS Investment Research Limited, the firm provides data on the performance of more than 2,500 alternative investment managers and funds. Tremont consults on more than $7 billion in hedge fund investments, including $700 million in proprietary funds, and has more than $100 million in insurance policies in force which are invested in alternative investments. Tremont's wholly owned subsidiary, Tremont Partners, Inc., is registered as an investment adviser under the Investment Advisers Act of 1940. Tremont is headquartered in Rye, New York, and has offices in Toronto, Bermuda and London.

For more information on Tremont Advisers, visit www.tremontadvisers.com

                                     # # #

Certain statements in this Press Release constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. The Companies assume no obligation to update these forward looking statements to reflect actual results, changes in assumption or changes in other factors affecting such forward looking statements.


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